                                                FILED PURSUANT TO RULE 424(b)(3)
                                                              FILE NO. 333-48149
                                                     MEDICAL MANAGER CORPORATION

                     SUPPLEMENT NO. 1 DATED APRIL 10, 1998
                       TO PROSPECTUS DATED MARCH 20, 1998

     As a result of certain transfers of Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders section of the Prospectus is hereby deleted and replaced in its entirety by the following table, which contains information as of April 10, 1998.

                                                                                              NUMBER OF SHARES
                                                    NUMBER OF SHARES      NUMBER OF SHARES   BENEFICIALLY OWNED
              SELLING SHAREHOLDERS                BENEFICIALLY OWNED(1)    OFFERED HEREBY        AFTER SALE
------------------------------------------------  ---------------------   ----------------   -------------------
Companion Technologies Corporation..............         14,044                14,044                  0
John Zink(1)....................................          8,382                 8,382                  0
Health Care Management Solutions, Inc., d/b/a
  Healthcare Informatics, Inc...................         12,004                12,004                  0
Ernest L. Lang(2)...............................         22,650                22,650                  0
Glennon Paul(2).................................          7,222                 7,222                  0
Clouse Trust(2).................................          5,417                 5,417                  0
Robert Shafer(2)................................          3,611                 3,611                  0
Abbas Jahanshir(2)..............................            903                   903                  0
Paul Ayappa(2)..................................            903                   903                  0
Robert Lang(2)..................................          2,708                 2,708                  0
Verne Evans(2)..................................            903                   903                  0
Esther Lausen Lang(2)...........................         24,311                24,311                  0
Evelyn J. Bennett(3)............................         15,774                15,774                  0
Susan A. Milhalcin(3)...........................          3,943                 3,943                  0
David Eggert(4).................................          7,540                 7,540                  0
Helena Ho Tseung(4).............................          7,540                 7,540                  0
Thomas Warley(4)................................          7,540                 7,540                  0
Paul Touris(4)..................................          7,540                 7,540                  0

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(1) Was a principal of Professional Management Systems, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.
(2) Was a principal of Health Care Management Solutions, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.
(3) Was a principal in Medical Practice Support Services, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of of the assets thereof.
(4) Was a principal in Strategic Systems, Inc., a former reseller of the Medical Manager software, prior to the Company's acquisition of substantially all of the assets thereof.